P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
July 23, 2013		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS 2ND QUARTER 2013
EARNINGS PER SHARE OF $0.46
_____________________________________________________________________

Summary second quarter 2013 results:

•	Loans experienced double-digit annualized growth from the linked quarter and increased modestly since last year.

◦	Non-mortgage consumer balances grew at a 39% annualized rate since March 31, 2013.

◦	Total commercial balances were up 17% on an annualized basis during the quarter.

◦	Average loan balances also increased by 10% on an annualized basis from the linked quarter.

◦	Year-over-year loan growth included the impact of an acquisition completed in September 2012.

•	Continued asset quality improvement led to a further release of reserves for loan losses.

◦	Nonperforming assets were 1.04% of gross loans and OREO at June 30, 2013 versus 1.48% at December 31, 2012.

◦	Gross recoveries exceeded charge-offs by $1.1 million for the quarter and $1.8 million for the first half of 2013.

◦	Allowance for loan losses decreased to 1.66% of gross loans at June 30, 2013, from 1.81% at year-end 2012 and 2.09% a year ago.

◦	The impact to earnings was a $1.5 million recovery of loan losses for the quarter and $2.5 million year-to-date.

•	Total revenue benefited from stronger fee-based revenue and stable net interest income.

◦	Non-interest income grew 8% year-over-year, driven by recent acquisitions and increased sales production.

◦	Net interest income improved over the linked quarter due to loan growth.

◦	Linked quarter revenue growth of 2% was tempered by the recognition of $0.5 million annual performance-based insurance revenue in the first quarter.

•	Operating expenses continued to be managed in line with Peoples' prior guidance.

◦	Total non-interest expense was $16.4 million versus the projected 2013 quarterly level of $16.5 million.

◦	Recent acquisitions and initiatives to generate long-term revenue growth caused a modest year-over-year increase.

•	Retail deposit balances decreased moderately, while overall mix continued the shift to low-cost core deposits.

◦	Total balances fell 6% during the quarter and 4% versus the prior year-end.

◦	A portion of the linked quarter decline was due to normal seasonal variances in certain deposit balances.

◦	Non-interest-bearing deposits increased to 22.6% of total deposits, from 21.2% at year-end 2012.

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced results for the quarter ended June 30, 2013. Net income totaled $4.9 million for the second quarter of 2013, representing earnings per diluted share of $0.46. In comparison, net income was $5.0 million or $0.47 per diluted share for both the first quarter of 2013 and the second quarter of 2012. On a year-to-date basis, net income totaled $9.9 million, or $0.93 per diluted share, through June 30, 2013, versus $11.7 million, or $1.10 per diluted share, a year ago.
"We are pleased to report improved operating results for the second quarter and good progress toward achieving our 2013 goals," said Chuck Sulerzyski, President and Chief Executive Officer. "Our revenue generation gained momentum with 20% annualized growth in period-end loan balances during the quarter. Fee-based revenues remained strong due largely to acquisition activity. Operating expenses were held in line with our targeted level for the year. Asset quality continued to improve at a faster pace than expected. Our earnings benefited from this positive trend, along with another sizable recovery in the second quarter."

Sulerzyski continued, "Also during the quarter, our disciplined efforts in the area of bank acquisitions resulted in our entering into an agreement to acquire a bank in a highly attractive banking market in northern Ohio. We are excited to expand our footprint in the greater Cleveland region where we believe meaningful growth opportunities exist. As our management team works to finalize this transaction, we look forward to offering an expanded array of products and services to clients in the region."
Earlier this month, Peoples announced that its banking subsidiary, Peoples Bank, National Association ("Peoples Bank"), had signed a definitive agreement to acquire all of the outstanding stock of Ohio Commerce Bank ("Ohio Commerce") located in Beachwood, Ohio. This all-cash transaction is subject to customary closing conditions, including regulatory approvals and Ohio Commerce shareholder approval, and is anticipated to be completed in the fourth quarter of 2013. At such time, Ohio Commerce's sole office will become a branch of Peoples Bank. Peoples anticipates this transaction will add nearly $90 million in loans and $95 million in deposits and be accretive to 2014 earnings.
Net interest income was $13.2 million for the second quarter of 2013 and net interest margin was 3.15%, both representing improvements over the linked quarter. Peoples' overall earning asset yield benefited from modestly higher average loan balances during the second quarter. In contrast, total funding costs decreased 4 basis points due to a continued shift from high-cost deposits. Year-over-year, Peoples' net interest income and margin were lower for the three and six months ended June 30, 2013. The extended low interest rate environment continued to place downward pressure on asset yields during this time period due to the reinvestment of funds at lower interest rates.
"Both net interest income and margin were in line with our expectations for the second quarter," said Edward Sloane, Chief Financial Officer and Treasurer. "Asset yields remained relatively stable during the quarter due to loan growth, coupled with a full quarter's benefit of the investment portfolio repositioning completed late last quarter. As we start the third quarter, the moderate yield curve steepening that occurred in June should further stabilize asset yields. Loan growth also remains the key to our ability to grow net interest income."
Total non-interest income was up 8% in the second quarter and 4% for the first half of 2013, compared to the same periods in 2012. The majority of the increases was the result of acquisitions completed during the last year within Peoples' insurance and investment businesses. This growth was partially offset by lower mortgage banking income due to fewer loans being sold in the secondary market. Year-over-year, insurance income was up 32% for the quarter and 13% on a year-to-date basis, while trust and investment income increased by 22% and 18%, respectively. Compared to the linked quarter, total non-interest income increased 2% in the second quarter, due mostly to higher insurance sales revenue. Insurance commission revenue grew 28% during the second quarter, which was primarily the result of normal seasonality of policy renewals. Other significant factors were three acquisitions completed early in the second quarter, plus industry-wide increases in premiums. The increased commission revenue more than offset the impact of performance-based income recognized annually in the first quarter. As a result, total insurance income was up 12% from the linked quarter.
Non-interest expenses totaled $16.4 million for the second quarter of 2013, higher than the linked quarter but consistent with Peoples' previous guidance. Nearly half of the linked quarter increase was the result of a $100,000 contribution to Peoples' private charitable foundation in the second quarter. Compared to the prior year, second quarter total non-interest expense was 5% higher in 2013 due in large part to operating costs associated with acquisitions completed during the last year and Peoples Bank's new Vienna (WV) branch. Peoples also has incurred additional expenses in 2013 from various strategic investments to grow revenue over the past year, such as adding new talent and the branch remodeling project. For both the three and six months ended June 30, 2013, total salary and employee benefit costs were up 6% over the same periods last year, due to higher base wages and sales compensation. At June 30, 2013, the number of full-time equivalent employees was 545 versus 494 a year ago. Most of this increase was due to growth in the company from acquisitions and the new branch. The increase in compensation expense due to the higher head count and annual salary increases was tempered by lower employee benefit costs related to the timing of pension settlement charges. In the second quarter of 2012, Peoples incurred $353,000 of pension settlement charges associated with lump sum distributions. No such charges were incurred in the first half of 2013 since lump sum distributions have not yet exceeded the required recognition threshold. Other operating costs generally have been contained due to Peoples' ongoing expense management.
"Our revenue stream continued to benefit from double-digit increases within our fee-based businesses," said Sulerzyski. "While acquisitions have been a main driver of this growth, our insurance commission revenue is benefiting from increased cross-selling activity and higher pricing margins within the industry. On the expense side, we have remained disciplined with our operating costs with the goal of growing revenue faster than expenses."
In the second quarter of 2013, gross portfolio loan balances grew $49.7 million, or 20% on an annualized basis, to $1.03 billion at June 30, 2013. Peoples continued to experience strong growth in non-mortgage consumer loans during the second quarter, with period-end balances up $10.7 million or 39% on an annualized basis. Residential mortgage loan balances, including lines of credit, also increased $16.7 million during the quarter, while total commercial loan balances grew $24.6 million. These increases resulted in $24.5 million higher average balances for the quarter compared to the linked quarter.
“As we anticipated, meaningful growth in loan balances occurred during the second quarter within each segment of the portfolio,” said Sulerzyski. "A portion of the commercial loan growth was the result of advances on previously approved construction loans. In the consumer portfolio, the majority of the second quarter growth came from our indirect lending business where we recently added new talent to boost production. Residential mortgage balances also benefited from our decision to retain a portion of our new production on our balance sheet rather than sell the loans in the secondary market. We are pleased with the progress made in the second quarter toward achieving our goal of 8% to 10% loan growth in 2013."
Peoples' asset quality improved further during the second quarter of 2013, with several key metrics maintaining their favorable trends. Total nonperforming assets decreased 15% to $10.8 million at June 30, 2013. As a result, nonperforming assets were 1.04% of total loans plus other real estate owned ("OREO") at June 30, 2013 versus 1.28% at March 31, 2013. Total criticized loans, which are those classified as watch, substandard or doubtful, also decreased $8.8 million, or 12% during quarter. The reductions in both nonperforming and criticized assets occurred primarily as a result of paydowns on nonaccrual commercial loans. Since year-end 2012, nonperforming assets have declined by 27%, while total criticized loans have decreased by 27%.
For the second consecutive quarter, gross recoveries exceeded gross charge-offs due to a single $1.0 million recovery on a commercial real estate loan. Through the first six months of 2013, total gross recoveries have exceeded charge-offs by $1.8 million. The combination of net recoveries and continued improvement in asset quality in the first half of 2013 led Peoples to decrease the allowance for loan losses to 1.66% of total loans at June 30, 2013. The ratio of the allowance for loan losses to total loans was 1.78% at March 31, 2013, 1.81% at year-end 2012 and 2.09% at June 30, 2012. In contrast, Peoples' allowance for loan losses grew as a percentage of nonperforming loans during the second quarter. At June 30, 2013, the allowance was 160.8% of nonperforming loans versus 128.9% at year-end 2012 and 119.9% at June 30, 2012.
"Our credit team continues to be diligent in recovering amounts previously considered uncollectible," said Sloane. "At the same time, we have remained successful in reducing the level of problem loans without incurring significant losses. These diligent efforts have been key drivers of the reserve releases thus far in 2013, which directly benefited our bottom-line earnings. We are encouraged by recent asset quality trends, with key metrics approaching their pre-crisis levels. Our adherence to sound underwriting standards while growing loans should ensure a high quality portfolio over the long term."
At June 30, 2013, Peoples' retail deposit balances were down $90.9 million compared to the prior quarter. Most of this decrease was due to lower money market balances, combined with a normal seasonal decline in governmental deposits. Money market deposits were impacted by a reduction in balances from Peoples' trust customers. Since late 2008, Peoples has maintained larger than historical amounts of trust funds as the ultra-low rate environment limited short-term investment options within the money markets. Non-interest-bearing deposit balances decreased $15.8 million during the second quarter but remained $8.1 million higher than year-end 2012. The second quarter decline was primarily the result of a single commercial customer maintaining an abnormally high balance at March 31, 2013. Overall, total non-interest-bearing deposits comprised 22.6% of Peoples' total deposits, up from 21.2% at December 31, 2012. The lower deposit balances, coupled with loan growth, drove an increase in borrowed funds compared to prior periods.
"Overall, second quarter results were very good with success along several fronts," summarized Sulerzyski. "We also made progress in growing the company through strategic acquisitions. The banking industry continues to face major challenges. However, the entire company remains focused on flawlessly executing our strategies designed to benefit our customers and generate long-term shareholder value."
Peoples Bancorp Inc. is a diversified financial services holding company with $1.9 billion in total assets, 49 locations and 47 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2013 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the “Investor Relations” section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

◦
Tangible assets and tangible equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) the success, impact, and timing of Peoples' business strategies, including the successful completion of the Ohio Commerce acquisition, integration of recently completed insurance business acquisitions, expansion of consumer lending activity and rebranding efforts; (2) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (3) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Federal Reserve Board, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) adverse changes in economic conditions and/or activity, including impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, as well as the continuing economic uncertainty in the U.S., the European Union, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (6) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder, which may subject Peoples, its subsidiaries or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (7) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (8) changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations; (9) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples' investment portfolio and interest rate sensitivity of Peoples' consolidated balance sheet; (10) Peoples' ability to receive dividends from its subsidiaries; (11) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (12) the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (13) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (14) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of our third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (15) the overall adequacy of our risk management program; and (16) other risk factors relating to the banking industry or

Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2013 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
PER SHARE:
Earnings per share:
Basic	$0.46	$0.47	$0.47	$0.93	$1.10
Diluted	0.46	0.47	0.47	0.93	1.10
Cash dividends declared per share	0.14	0.12	0.11	0.26	0.22
Book value per share	20.71	21.39	20.39	20.71	20.39
Tangible book value per share (a)	13.94	14.77	14.18	13.94	14.18
Closing stock price at end of period	$21.08	$22.39	$21.98	$21.08	$21.98

SELECTED RATIOS:
Return on average equity (b)	8.74%	9.18%	9.57%	8.96%	11.22%
Return on average assets (b)	1.03%	1.06%	1.11%	1.05%	1.30%
Efficiency ratio (c)	71.71%	71.61%	69.61%	71.66%	67.52%
Pre-provision net revenue to average assets (b)(d)	1.25%	1.24%	1.42%	1.25%	1.54%
Net interest margin (b)(e)	3.15%	3.12%	3.43%	3.14%	3.42%
Dividend payout ratio	30.73%	25.79%	23.36%	28.23%	20.08%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This amount represents a non-GAAP financial measure since it excludes the recovery of or provision for loan losses and net gains or losses on securities transactions, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2013	2013	2012	2013	2012
Interest income	$16,111	$16,066	$17,341	$32,177	$34,953
Interest expense	2,956	3,091	3,729	6,047	7,909
Net interest income	13,155	12,975	13,612	26,130	27,044
Recovery of loan losses	(1,462)	(1,065)	(1,120)	(2,527)	(3,257)
Net interest income after recovery of loan losses	14,617	14,040	14,732	28,657	30,301

Net gain on securities transactions	26	418	—	444	3,163
Loss on debt extinguishment	—	—	—	—	(3,111)
Net gain (loss) on loans held-for-sale and other real estate owned	81	(5)	(48)	76	8
Net (loss) gain on other assets	(87)	—	5	(87)	(2)

Non-interest income:
Insurance income	3,220	2,878	2,438	6,098	5,389
Deposit account service charges	2,045	2,057	2,230	4,102	4,467
Trust and investment income	1,772	1,702	1,449	3,474	2,945
Electronic banking income	1,561	1,419	1,464	2,980	2,952
Mortgage banking income	365	718	682	1,083	1,231
Other non-interest income	253	298	235	551	596
Total non-interest income	9,216	9,072	8,498	18,288	17,580

Non-interest expense:
Salaries and employee benefits costs	8,934	8,717	8,415	17,651	16,660
Net occupancy and equipment	1,626	1,858	1,503	3,484	2,935
Professional fees	1,002	894	1,204	1,896	2,017
Electronic banking expense	885	840	870	1,725	1,564
Marketing expense	562	450	481	1,012	956
Data processing and software	488	461	485	949	972
Franchise taxes	413	413	414	826	826
Communication expense	361	303	288	664	636
FDIC insurance	250	280	223	530	532
Foreclosed real estate and other loan expenses	223	217	255	440	476
Amortization of intangible assets	164	189	109	353	216
Other non-interest expense	1,514	1,563	1,439	3,077	2,912
Total non-interest expense	16,422	16,185	15,686	32,607	30,702
Income before income taxes	7,431	7,340	7,501	14,771	17,237
Income tax expense	2,510	2,318	2,471	4,828	5,550
Net income	$4,921	$5,022	$5,030	$9,943	$11,687

PER SHARE DATA:
Earnings per share – Basic	$0.46	$0.47	$0.47	$0.93	$1.10
Earnings per share – Diluted	$0.46	$0.47	$0.47	$0.93	$1.10
Cash dividends declared per share	$0.14	$0.12	$0.11	$0.26	$0.22

Weighted-average shares outstanding – Basic	10,576,643	10,556,261	10,524,429	10,566,508	10,518,909
Weighted-average shares outstanding – Diluted	10,597,033	10,571,383	10,524,429	10,584,383	10,518,929
Actual shares outstanding (end of period)	10,583,161	10,568,147	10,526,954	10,583,161	10,526,954

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in $000’s)	2013	2012

Assets
Cash and cash equivalents:
Cash and due from banks	$32,486	$47,256
Interest-bearing deposits in other banks	5,271	15,286
Total cash and cash equivalents	37,757	62,542

Available-for-sale investment securities, at fair value (amortized cost of
$606,441 at June 30, 2013 and $628,584 at December 31, 2012)	600,328	639,185
Held-to-maturity investment securities, at amortized cost (fair value of
$46,610 at June 30, 2013 and $47,124 at December 31, 2012)	48,098	45,275
Other investment securities, at cost	24,822	24,625
Total investment securities	673,248	709,085

Loans, net of deferred fees and costs	1,030,229	985,172
Allowance for loan losses	(17,113)	(17,811)
Net loans	1,013,116	967,361

Loans held-for-sale	4,953	6,546
Bank premises and equipment, net of accumulated depreciation	28,544	27,013
Bank owned life insurance	44,660	51,229
Goodwill	65,786	64,881
Other intangible assets	5,822	3,644
Other assets	25,955	25,749
Total assets	$1,899,841	$1,918,050

Liabilities
Deposits:
Non-interest-bearing deposits	$325,125	$317,071
Interest-bearing deposits	1,110,653	1,175,232
Total deposits	1,435,778	1,492,303

Short-term borrowings	92,521	47,769
Long-term borrowings	125,714	128,823
Accrued expenses and other liabilities	26,681	27,427
Total liabilities	1,680,694	1,696,322

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at June 30, 2013 and December 31, 2012)	—	—
Common stock, no par value (24,000,000 shares authorized, 11,183,245 shares issued at June 30, 2013 and 11,155,648 shares issued at
December 31, 2012), including shares in treasury	167,964	167,039
Retained earnings	76,294	69,158
Accumulated comprehensive (loss) income, net of deferred income taxes	(10,148)	654
Treasury stock, at cost (600,084 shares at June 30, 2013 and
607,688 shares at December 31, 2012)	(14,963)	(15,123)
Total stockholders' equity	219,147	221,728
Total liabilities and stockholders' equity	$1,899,841	$1,918,050

SELECTED FINANCIAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2013	2013	2012	2012	2012
Loan Portfolio
Commercial real estate, construction	$30,770	$24,108	$34,265	$50,804	$43,775
Commercial real estate, other	389,281	381,331	378,073	379,561	394,323
Commercial and industrial	184,981	174,982	180,131	172,068	161,893
Residential real estate	252,282	237,193	233,841	233,501	212,813
Home equity lines of credit	52,212	50,555	51,053	51,137	48,414
Consumer	119,029	108,353	101,246	100,116	92,334
Deposit account overdrafts	1,674	3,996	6,563	1,580	1,726
Total loans	$1,030,229	$980,518	$985,172	$988,767	$955,278

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$349,511	$353,894	$392,313	$413,837	$411,401
Money market deposit accounts	238,554	288,538	288,404	251,735	246,657
Governmental deposit accounts	146,817	167,441	130,630	157,802	158,832
Savings accounts	199,503	200,549	183,499	172,715	161,664
Interest-bearing demand accounts	125,875	124,969	124,787	112,854	112,476
Total retail interest-bearing deposits	1,060,260	1,135,391	1,119,633	1,108,943	1,091,030
Brokered certificates of deposits	50,393	52,648	55,599	55,168	54,639
Total interest-bearing deposits	1,110,653	1,188,039	1,175,232	1,164,111	1,145,669
Non-interest-bearing deposits	325,125	340,887	317,071	288,376	272,627
Total deposits	$1,435,778	$1,528,926	$1,492,303	$1,452,487	$1,418,296

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$36	$3	$185	$27	$51
Nonaccrual loans	10,607	11,803	13,638	15,481	16,567
Total nonperforming loans	10,643	11,806	13,823	15,508	16,618
Other real estate owned	120	815	836	1,173	1,140
Total nonperforming assets	$10,763	$12,621	$14,659	$16,681	$17,758

Allowance for loan losses as a percent of
nonperforming loans	160.80%	147.71%	128.86%	119.98%	119.90%
Nonperforming loans as a percent of total loans	1.03%	1.20%	1.39%	1.55%	1.73%
Nonperforming assets as a percent of total assets	0.57%	0.65%	0.76%	0.89%	0.97%
Nonperforming assets as a percent of total loans
and other real estate owned	1.04%	1.28%	1.48%	1.66%	1.85%
Allowance for loan losses as a percent of total loans	1.66%	1.78%	1.81%	1.88%	2.09%

Capital Information(a)
Tier 1 common ratio	14.17%	14.69%	14.06%	13.86%	13.92%
Tier 1 risk-based capital ratio	14.17%	14.69%	14.06%	15.85%	15.93%
Total risk-based capital ratio (Tier 1 and Tier 2)	15.54%	16.05%	15.43%	17.16%	17.27%
Leverage ratio	9.04%	8.90%	8.83%	10.13%	10.18%
Tier 1 common capital	$166,576	$164,329	$160,604	$157,520	$156,565
Tier 1 capital	166,576	164,329	160,604	180,147	179,183
Total capital (Tier 1 and Tier 2)	182,706	179,569	176,224	195,083	194,307
Total risk-weighted assets	$1,175,647	$1,118,644	$1,141,938	$1,136,532	$1,124,982
Tangible equity to tangible assets (b)	8.07%	8.35%	8.28%	8.37%	8.45%
(a) June 30, 2013 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this news release.

(RECOVERY OF) PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2013	2013	2012	2013	2012
(Recovery of) Provision for Loan Losses
Provision for (recovery of) checking account overdrafts	$138	$(15)	$80	$123	$68
Recovery of other loan losses	(1,600)	(1,050)	(1,200)	(2,650)	(3,325)
Total recovery of loan losses	$(1,462)	$(1,065)	$(1,120)	$(2,527)	$(3,257)

Net (Recoveries) Charge-Offs
Gross charge-offs	$616	$991	$1,545	$1,607	$4,116
Recoveries	1,752	1,684	1,341	3,436	3,581
Net (recoveries) charge-offs	$(1,136)	$(693)	$204	$(1,829)	$535

Net (Recoveries) Charge-Offs by Type
Commercial real estate, construction	$—	$—	$—	$—	$—
Commercial real estate, other	(1,215)	(808)	84	(2,023)	435
Commercial and industrial	7	(17)	(67)	(10)	(115)
Residential real estate	(57)	18	126	(39)	29
Home equity lines of credit	(5)	(6)	(1)	(11)	63
Consumer	53	55	(33)	108	(7)
Deposit account overdrafts	81	65	95	146	130
Total net (recoveries) charge-offs	$(1,136)	$(693)	$204	$(1,829)	$535

Net (recoveries) charge-offs as a percent of loans (annualized)	(0.45)%	(0.29)%	0.09%	(0.37)%	0.11%

SUPPLEMENTAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2013	2013	2012	2012	2012

Trust assets under management	$939,292	$927,675	$888,134	$874,293	$847,962
Brokerage assets under management	433,651	433,217	404,320	398,875	309,852
Mortgage loans serviced for others	$338,854	$343,769	$330,721	$307,052	$296,025
Employees (full-time equivalent)	545	517	494	501	494

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	June 30, 2013			March 31, 2013			June 30, 2012
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$11,399	$25	0.88%	$39,099	$18	0.20%	$9,336	$4	0.19%
Investment securities (a)(b)	708,622	4,809	2.71%	705,532	4,845	2.75%	677,538	5,530	3.27%
Gross loans (a)	1,009,515	11,576	4.61%	985,056	11,495	4.73%	959,599	12,072	5.05%
Allowance for loan losses	(17,866)			(18,783)			(21,650)
Total earning assets	1,711,670	16,410	3.85%	1,710,904	16,358	3.86%	1,624,823	17,606	4.35%

Intangible assets	71,081			69,988			64,737
Other assets	128,237			133,827			133,991
Total assets	$1,910,988			$1,914,719			$1,823,551

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$199,065	$27	0.05%	$190,769	$25	0.05%	$158,408	$23	0.06%
Government deposit accounts	147,824	168	0.46%	145,714	202	0.56%	155,888	251	0.65%
Interest-bearing demand accounts	124,199	25	0.08%	126,763	25	0.08%	111,627	37	0.13%
Money market deposit accounts	266,602	93	0.14%	288,161	96	0.14%	250,080	111	0.18%
Brokered certificates of deposits	51,952	468	3.61%	54,134	476	3.57%	53,843	487	3.64%
Retail certificates of deposit	350,141	1,017	1.17%	381,650	1,115	1.18%	407,413	1,380	1.36%
Total interest-bearing deposits	1,139,783	1,798	0.63%	1,187,191	1,939	0.66%	1,137,259	2,289	0.81%

Short-term borrowings	68,802	22	0.13%	33,975	13	0.15%	52,172	19	0.14%
Long-term borrowings	126,927	1,136	3.58%	128,421	1,139	3.57%	129,145	1,421	4.38%
Total borrowed funds	195,729	1,158	2.36%	162,396	1,152	2.86%	181,317	1,440	3.16%
Total interest-bearing liabilities	1,335,512	2,956	0.89%	1,349,587	3,091	0.93%	1,318,576	3,729	1.14%

Non-interest-bearing deposits	326,020			319,994			269,316
Other liabilities	23,568			23,381			24,191
Total liabilities	1,685,100			1,692,962			1,612,083
Stockholders’ equity	225,888			221,757			211,468
Total liabilities and equity	$1,910,988			$1,914,719			$1,823,551

Net interest income/spread (a)		$13,454	2.96%		$13,267	2.93%		$13,877	3.21%
Net interest margin (a)			3.15%			3.12%			3.43%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Six Months Ended
	June 30, 2013			June 30, 2012
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$25,172	$44	0.35%	$7,808	$8	0.21%
Investment securities (a)(b)	707,084	9,652	2.73%	680,221	11,608	3.41%
Gross loans (a)	997,354	23,071	4.67%	952,915	23,861	5.03%
Allowance for loan losses	(18,322)			(23,039)
Total earning assets	1,711,288	32,767	3.85%	1,617,905	35,477	4.40%

Intangible assets	70,538			64,581
Other assets	130,794			132,348
Total assets	$1,912,620			$1,814,834

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$194,940	$51	0.05%	$152,520	$44	0.06%
Government deposit accounts	146,775	370	0.51%	149,725	488	0.66%
Interest-bearing demand accounts	125,474	50	0.08%	109,975	71	0.13%
Money market deposit accounts	277,322	189	0.14%	255,674	236	0.19%
Brokered certificates of deposits	53,037	944	3.59%	57,643	1,014	3.54%
Retail certificates of deposit	365,808	2,132	1.18%	403,929	2,983	1.49%
Total interest-bearing deposits	1,163,356	3,736	0.65%	1,129,466	4,836	0.86%

Short-term borrowings	51,484	35	0.14%	54,841	38	0.14%
Long-term borrowings	127,670	2,274	3.57%	141,126	3,035	4.28%
Total borrowed funds	179,154	2,309	2.58%	195,967	3,073	3.12%
Total interest-bearing liabilities	1,342,510	6,045	0.91%	1,325,433	7,909	1.20%

Non-interest-bearing deposits	323,024			258,401
Other liabilities	23,252			21,458
Total liabilities	1,688,786			1,605,292
Stockholders’ equity	223,834			209,542
Total liabilities and equity	$1,912,620			$1,814,834

Net interest income/spread (a)		$26,722	2.94%		$27,568	3.20%
Net interest margin (a)			3.14%			3.42%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s)	2013	2013	2012	2012	2012

Tangible Equity:
Total stockholders' equity, as reported	$219,147	$226,079	$221,728	$218,835	$214,623
Less: goodwill and other intangible assets	71,608	69,977	68,525	68,422	65,383
Tangible equity	$147,539	$156,102	$153,203	$150,413	$149,240

Tangible Assets:
Total assets, as reported	$1,899,841	$1,938,722	$1,918,050	$1,866,510	$1,831,359
Less: goodwill and other intangible assets	71,608	69,977	68,525	68,422	65,383
Tangible assets	$1,828,233	$1,868,745	$1,849,525	$1,798,088	$1,765,976

Tangible Book Value per Share:
Tangible equity	$147,539	$156,102	$153,203	$150,413	$149,240
Common shares outstanding	10,583,161	10,568,147	10,547,960	10,534,445	10,526,954

Tangible book value per common share	$13.94	$14.77	$14.52	$14.28	$14.18

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$147,539	$156,102	$153,203	$150,413	$149,240
Tangible assets	$1,828,233	$1,868,745	$1,849,525	$1,798,088	$1,765,976

Tangible equity to tangible assets	8.07%	8.35%	8.28%	8.37%	8.45%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2013	2013	2012	2013		2012

Pre-Provision Net Revenue:
Income before income taxes	$7,431	$7,340	$7,501	$14,771		$17,237
Add: provision for loan losses	—	—	—	—		—
Add: loss on debt extinguishment	—	—	—	—		3,111
Add: loss on loans held-for-sale and OREO	—	5	48	—		—
Add: loss on other assets	89	—	—	89		2
Less: recovery of loan losses	1,462	1,065	1,120	2,527		3,257
Less: gain on loans held-for-sale and OREO	81	—	—	76		8
Less: net gain on securities transactions	26	418	—	444		3,163
Less: gain on other assets	2	—	5	2		—
Pre-provision net revenue	$5,949	$5,862	$6,424	$11,811		$13,922

Pre-provision net revenue	$5,949	$5,862	$6,424	$11,811	13,928	$13,922
Total average assets	1,910,988	1,914,719	1,823,551	1,912,620		1,814,834

Pre-provision net revenue to total average assets (annualized)	1.25%	1.24%	1.42%	1.25%		1.54%

END OF RELEASE